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                                                                   Exhibit 3.1


             FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             USINTERNETWORKING, INC.

                  USINTERNETWORKING, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

                  1. Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this First Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 14, 1998 and certain Amendments to the Certificate of Incorporation of the Corporation were filed with the Secretary of State of the State of Delaware on February 12, 1998, May 27, 1998, July 28, 1998, and September 8, 1998. This First Amended and Restated Certificate of Incorporation has been duly adopted by the directors of the Corporation with the approval of its stockholders.

                  2. The text of the Certificate of Incorporation, as amended by the foregoing Amendments, is hereby restated and amended to read in its entirety as follows:

                  ONE:    The name of the Corporation is USINTERNETWORKING,
Inc.

                  TWO: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801 in New Castle County. The name of it registered agent at such address is The Corporation Trust Company.

                  THREE: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOUR:   The aggregate number of shares which the
Corporation shall have authority to issue is 600,225,000, consisting of:

                  (i) 600,000,000 shares of Common Stock, $.001 par value per share (the "Common Stock"),

                  (ii) 110,000 shares of 8% Series A Cumulative Convertible Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"), and

                  (iii) 115,000 shares of 8% Series B Cumulative Convertible Redeemable Preferred Stock, $.01 par value per share (the "Series B Preferred Stock").

A statement of the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of the Series A Preferred Stock, the Series B Preferred Stock and the Common Stock is as follows:

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                  1.       CERTAIN DEFINITIONS.

                  Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

                  BUDGET. The term "Budget" means a fiscal year operating budget, which shall include monthly capital and operating expense budgets, cash flow statements, capital expenditure budgets, profit and loss projections and employee hiring projections approved by the Executive Committee of the Corporation's Board of Directors.

                  BUSINESS. The term "Business" means the acquisition of interests in, and the operation of, companies engaged in activities related to the provision of internet computing services to enterprise customers worldwide, and all services related thereto.

                  BUSINESS DAY. The term "Business Day" shall mean a day other than a Saturday or Sunday or any federal holiday.

                  CERTIFICATE. The term "Certificate" means this First Amended and Restated Certificate of Incorporation.

                  COMMON EQUITY. The term "Common Equity" shall mean all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the Initial Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

                  COMMON STOCK. The term "Common Stock" shall mean the common stock, par value $.001 per share, of the Corporation.

                  CONVERSION DATE. The term "Conversion Date" shall have the meaning set forth in Subsection 4(b) below.

                  CONVERSION PRICE. The term "Conversion Price" with respect to the Series A Preferred Stock shall initially mean $.33-1/3 and with respect to the Series B Preferred Stock shall initially mean $.42 and thereafter each shall be subject to adjustment from time to time pursuant to the terms of Section 4 below.

                  CONVERTIBLE PREFERRED STOCK. The term "Convertible Preferred Stock" shall mean the Series A Preferred Stock and the Series B Preferred Stock.

                  DIVIDEND PAYMENT DATE. The term "Dividend Payment Date" shall have the meaning set forth in Subsection 2(a) below.

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                  EMPLOYEE STOCK OPTION PLAN. The term "Employee Stock Option
Plan" shall mean an employee stock option plan substantially in the form as such plan is in effect on the date of the filing of the First Amended and Restated Certificate of Incorporation adopted by the Compensation Committee of the Board of Directors of the Company providing for the issuance to certain employees of the Company of options to purchase a certain number of shares of Common Stock at a certain exercise price per share; the total number of shares of Common Stock which may be issued under such plan shall not exceed 6.5% of the total number of outstanding shares of common stock calculated on a fully diluted basis, not including the options and shares issuable or issued on exercise of options pursuant to the Employee Stock Option Plan.

                  INITIAL ISSUE DATE. The term "Initial Issue Date" shall mean the date that shares of Series B Preferred Stock are first issued by the Corporation.

                  IPO. The term "IPO" shall mean an underwritten initial public offering of the Corporation's Common Stock representing not less than $300 million pre-money valuation of the Company's fully-diluted Common
Equity, resulting in net proceeds to the Company of not less than $50 million.

                  JUNIOR STOCK. Except as otherwise used herein, the term "Junior Stock" shall mean, for purposes of Section 2 below, Common Equity and any class or series of stock of the Corporation authorized after the Initial Issue Date which is not entitled to receive any dividends unless all dividends required to have been paid or declared and set apart for payment on the Series B Preferred Stock and the Series A Preferred Stock shall have been so paid or declared and set apart for payment, and for purposes of Section 3 below, shall mean Common Equity and any class or series of stock of the Corporation authorized after the Initial Issue Date which is not entitled to receive any assets upon a Liquidation Preference Occurrence (as defined below) until the Series B Preferred Stock and the Series A Preferred Stock shall have received the entire amount to which such stock is entitled upon such Liquidation Preference Occurrence.

                  LEGAL HOLIDAY. The term "Legal Holiday" shall mean any day that is an official government holiday in the applicable jurisdiction or any day that is not a Business Day.

                  LIQUIDATION PREFERENCE. The term "Liquidation Preference" shall mean (i) in the case of Series A Preferred Stock, an amount equal to $600 per share of Series A Preferred Stock, and (ii) in the case of Series B Preferred Stock, an amount equal to $1,050 per share of Series B Preferred Stock.

                  LIQUIDATION PREFERENCE OCCURRENCE. The term "Liquidation Preference Occurrence" shall mean the liquidation, dissolution, winding up of the affairs of the Corporation, the sale of all or substantially all of the assets of the Corporation, or the sale of the lesser of 100% of the issued and outstanding shares of Common Stock or 50% of all outstanding voting securities for cash or marketable securities, or a merger or consolidation as a result of which the holders of the voting securities of the Corporation immediately prior to such event own less than 50% of the voting securities, or securities convertible into or having a right to purchase the voting securities, of the surviving corporation.

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                  PARITY STOCK. Except as otherwise used herein, the term
"Parity Stock" shall mean for purposes of Section 2 below, any class or series of stock of the Corporation authorized after the Initial Issue Date which is entitled to receive payment of dividends on a parity with the Series B Preferred Stock and Series A Preferred Stock, and for purposes of Section 3 below, shall mean any class or series of stock of the Corporation authorized after the Initial Issue Date which is entitled to receive assets upon Liquidation Preference Occurrences on a parity with the Series B Preferred Stock.

                  PIK QUOTED PRICE. The term "PIK Quoted Price" shall have the meaning set forth in Subsection (2)(b) below.

                  PIK DIVIDENDS. The term "PIK Dividends" shall have the meaning set forth in Subsection (2)(b) below.

                  QUOTED PRICE. The term "Quoted Price" with respect to any of the Common Stock, Series A Preferred Stock or Series B Preferred Stock, shall mean the last reported sales price of the applicable security as reported by the National Association of Securities Dealers, Inc., Automatic Quotations System, National Market System, or, if the applicable security is listed or admitted for trading on a securities exchange, the last reported sales price of the applicable security on the principle exchange on which the applicable security is listed or admitted for trading (which shall be consolidated trading if applicable to such exchange), or if neither so reported or listed or admitted for trading, the last reported bid price of the applicable security in the over-the-counter market. In the event that the Quoted Price cannot be determined as aforesaid, a committee composed of disinterested members of the Board of Directors of the Corporation shall determine the Quoted Price of the Common Stock in such a manner as it in good faith considers appropriate, without regard, however, to relative seniority. Such determination may be challenged in good faith by holders of not less than a majority of the outstanding Series A Preferred Stock (the "Series A Objecting Shares") or by holders of not less than one-third of the outstanding shares of Series B Preferred Stock (the "Series B Objecting Shares"), and any dispute shall be resolved at the Corporation's cost, by an investment banking firm of recognized national standing selected by the Corporation and acceptable to holders of a majority of the Series A Objecting Shares or the Series B Objecting Shares, as the case may be, and shall be made in good faith and be conclusive absent manifest error. The Quoted Price of each series of the Convertible Preferred Stock shall equal the Quoted Price of the Common Stock as determined above multiplied by the Liquidation Preference of the applicable series of Convertible Preferred Stock and divided by the then current Conversion Price of such series of Convertible Preferred Stock.

                  RECORD DATE. The term "Record Date" shall mean the date designated by the Board of Directors of the Corporation at the time a dividend is declared for the purpose of establishing which holders of record are entitled to receive payment thereof; provided, however, that such Record Date shall not be more than thirty (30) days nor less than ten (10) days prior to the respective Dividend Payment Date or such other date designated by the Board of Directors for the payment of dividends.

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                  SENIOR STOCK. The term "Senior Stock" shall mean for
purposes of Section 2 below, any class or series of stock of the Corporation authorized after the Initial Issue Date ranking senior to the Series B Preferred Stock and Series A Preferred Stock in respect of the right to receive dividends, and for purposes of Section 3 below, shall mean any class or series of stock of the Corporation authorized after the Initial Issue Date ranking senior to the Series B Preferred Stock in respect of the right to receive dividend or to participate in any distribution upon any Liquidation Preference Occurrence.

                  TRADING DAY. The term "Trading Day" with respect to any of the Common Stock, Series A Preferred Stock or Series B Preferred Stock, shall mean any day on which any market in which the applicable security is then traded and in which a Quoted Price may be ascertained is open for business.

                  2.       DIVIDENDS.

                  (a) Dividends, at the rate provided in this subsection (a), shall accrue with respect to the Convertible Preferred Stock on the last day of each quarter with respect to the calendar quarter immediately then ending, commencing on the date of issuance of such securities. To the extent not paid, dividends on the Convertible Preferred Stock will accumulate. Subject to the prior preferences and other rights of any Senior Stock as to dividends, the record holder on the Record Date of each share of Convertible Preferred Stock shall be entitled to receive dividends quarterly on the first day of each calendar quarter, commencing January 1, 2000 (each, a "Dividend Payment Date"), with respect to the prior calendar quarter. Notwithstanding the foregoing, any accrued but unpaid dividends, including any dividend applicable to the pro rata portion of the then-current dividend period, shall be paid upon the earliest of (i) the consummation of an initial public offering of Common Stock, (ii) the conversion of such share of Convertible Preferred Stock, or (iii) a Liquidation Preference Occurrence. In any case, dividends shall be paid only to the extent that funds are legally available for payment of dividends. Such dividends shall be payable at the rate of eight percent (8%) per annum of the applicable Liquidation Preference.

                  (b) Dividends on the Convertible Preferred Stock shall be paid in cash, or at the option of the Corporation, unless such dividend is payable upon consummation of an initial public offering of Common Stock, conversion of the Convertible Preferred Stock or a Liquidation Preference Occurrence and at such time sufficient funds are legally available for payment of such dividends, in substitute in whole or in part for such cash, in additional fully paid and nonassessable shares of Series A Preferred Stock, with respect to the Series A Preferred Stock, and Series B Preferred Stock, with respect to the Series B Preferred Stock, legally available for such purpose (such dividends paid in kind being herein called "PIK Dividends"). The Board of Directors shall determine, prior to the setting of the Record Date for a given period, whether the dividends on the Convertible Preferred Stock for such period shall be paid in cash or as PIK Dividends, and such decision must be the same for all series of Convertible Preferred Stock for that period. Dividends of additional shares of Convertible Preferred Stock shall be paid by delivering to the record holders thereof a number of shares of Convertible Preferred Stock determined by dividing the total amount of the cash dividend which otherwise would be payable on the Dividend Payment Date to such holders (rounded to the nearest whole cent) by the average Quoted Price per share of the applicable

                                       5

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series of Convertible Preferred Stock for the twenty (20) Trading Days immediately preceding the date on which such PIK Dividends were accrued ("PIK Quoted Price"). The issuance of any such PIK Dividend in such amount shall constitute full payment of such dividend. The Corporation shall not issue fractional shares of Convertible Preferred Stock to which holders may become entitled pursuant to this subsection, but in lieu thereof, the Corporation shall deliver its check in an amount equal to the applicable fraction of the PIK Quoted Price. In no event shall the election by the Corporation to pay dividends, in whole or in part, in cash or in additional shares of Convertible Preferred Stock preclude the Corporation from making a different election with respect to all or a portion of the dividends to be paid on the Convertible Preferred Stock on any subsequent Dividend Payment Date. Any additional shares of Convertible Preferred Stock issued pursuant to this section shall be governed by this Certificate and shall be subject in all respects, except as to the date of issuance and date from which dividends accrue and cumulate as set forth below, to the same terms as the shares of Convertible Preferred Stock originally issued hereunder. All dividends (whether payable in cash or in whole or in part in additional shares of Convertible Preferred Stock) paid pursuant to this section shall be paid in equal pro rata proportions of such cash and/or shares of the applicable class or series of Convertible Preferred Stock to the holders entitled thereto, except with respect to cash payable in lieu of fractional shares which would otherwise be paid as PIK Dividends.

                  (c)      [Intentionally Omitted]

                  (d) So long as any shares of Convertible Preferred Stock shall be outstanding, the Corporation shall not declare, pay or set apart for payment on any Junior Stock, any dividends whatsoever, whether in cash, property or otherwise (other than PIK Dividends or dividends payable on Common Stock in additional shares of Common Stock together with cash in lieu of fractional shares), nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries of which it owns not less than a majority of the outstanding voting power (other than repurchases of Junior Stock from employees pursuant to the terms of employment agreements in existence as of the date of this Certificate or approved pursuant to
Section 5(a)(12) hereof or pursuant to the Employee Stock Option Plan), nor shall any moneys be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the holders of Convertible Preferred Stock shall have been entitled for all previous periods plus an amount equal to the dividends such holders would have received had the Convertible Preferred Stock been converted into Common Stock immediately prior to the record date for such dividend or distribution shall have been paid in cash or declared and a sum of money sufficient for the payment thereof has been set apart. For purposes of this subparagraph, the Series A Preferred Stock shall be deemed Junior Stock to the Series B Preferred Stock. Notwithstanding anything in the foregoing, no dividends shall be paid on any shares of the Series A Preferred Stock unless equivalent dividends, on an as-converted basis, are paid on the Series B Preferred Stock.

                  (e) In the event that full dividends are not paid or made available to the holder of all outstanding shares of Convertible Preferred Stock and of any Parity Stock and funds available for payment of dividends shall be insufficient to permit payment in full to holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for

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payment of dividends shall be distributed ratably among all such holders of
Convertible Preferred Stock and any Parity Stock in proportion to the full amount to which they would otherwise be respectively entitled; PROVIDED, HOWEVER, that such distribution shall first be made in full to the holders of all outstanding shares of Series B Stock before any distribution is otherwise made hereunder. For purposes of this subsection, the amount of legally available PIK Dividends shall be deemed funds available for payment of dividends but shall not require payment of PIK Dividends on Parity Stock.

                  (f) Notwithstanding anything contained herein to the contrary, no dividends on shares of Convertible Preferred Stock shall be declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation relating to its funded indebtedness prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law, and any dividend must comply with the requirements of Section 5(b)(8) hereof.

                  3.       DISTRIBUTIONS UPON LIQUIDATION PREFERENCE
OCCURRENCE.

                  (a) In the event of any voluntary or involuntary Liquidation Preference Occurrence,

         (i) subject to the prior preferences and other rights of any Senior Stock as to liquidation preferences, but before any payment or distribution, including without limitation any accrued but unpaid dividends, shall be made to the holders of Series A Preferred Stock or Junior Stock, the holders of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation in cash the greater of the following:

                  (A) the Liquidation Preference for such series per share plus an amount equal to all dividends accrued and unpaid thereon to the date of such Liquidation Preference Occurrence, or

                  (B) the amount to which the holders would be entitled upon liquidation of the Corporation had the shares of Series B Preferred Stock been converted to Common Stock immediately prior to the Liquidation Preference Occurrence (assuming for this purpose that the shares of Series A Preferred Stock had also been converted to Common Stock at such time), and

         (ii) subject to the prior preferences and other rights of any Senior Stock (including, for this purpose, the Series B Preferred Stock) as to liquidation preferences, but before any payment or distribution shall be made to the holders of Junior Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation in cash the greatest of the following:

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                  (A) the Liquidation Preference for such series per share plus an amount equal to all dividends accrued and unpaid thereon to the date of such Liquidation Preference Occurrence, or

                  (B) the amount to which the holders would be entitled upon liquidation of the Corporation had the shares of Series A Preferred Stock been converted to Common Stock immediately prior to the Liquidation Preference Occurrence (assuming for this purpose that the shares of Series B Preferred Stock had also been converted to Common Stock at such time), or

                  (C) only in the event that (1) the holders of Series B Preferred Stock are entitled to receive the distribution referred to in Section 3(a)(i)(A) above (and not the distribution referred to in Section 3(a)(i)(B) above), and (2) the Corporation's Net Equity Value (as defined below) as of the date of such Liquidation Preference Occurrence is less than the Trigger Amount (as defined below), then an amount equal to (X) the Liquidation Preference for such series per share plus an amount equal to all dividends accrued and unpaid thereon to the date of such Liquidation Preference Occurrence plus (Y) the Additional Per Share Preference (as defined below).

Except as provided in this section, and Section 3(b) below with respect to the Series A Preferred Stock, holders of Convertible Preferred Stock shall not be entitled to any other distribution in the event of a Liquidation Preference Occurrence.

                  (b) In the event that the conditions identified in Section 3(a)(ii)(C) above have been satisfied (an "Additional Preference Event"), the "Additional Per Share Preference" per share of Series A Preferred Stock shall be determined in accordance with the following formula:

                                      EDA
                                      ---------
                                      OCS + CPS

                  "EDA" means (x) the Distribution Amount, minus (y) the aggregate amount required to be distributed to the holders of all outstanding shares of Convertible Preferred Stock pursuant to Section 3(a) above (other than pursuant to Section 3(a)(ii)(C)(Y)).

                  "Distribution Amount" means the aggregate amount of cash and the fair market value of property (as determined in good faith by the Board of Directors) of the Corporation legally available for distribution to all stockholders of the Corporation on the date of a Liquidation Preference Occurrence.

                  "OCS" means the number of shares of Common Stock issued and outstanding as of such Liquidation Preference Occurrence.

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                  "CPS" means the number of shares of Common Stock which
would be issuable upon conversion of all of the issued and outstanding shares of Series A Preferred Stock as of the date of such Liquidation Preference Occurrence.

                  "Enterprise Value" means the fair market value of the assets of the Corporation without consideration to any obligations of the Corporation, and without subtracting therefrom any cash or property distributed or distributable under this Section 3. For purposes of this definition, Enterprise Value shall be as determined in good faith by the Board of Directors; PROVIDED HOWEVER, that if the holders of a majority of the Common Stock, holders of a majority of the Series A Preferred Stock or holders of one-third of Series B Preferred Stock object to the fair market value determination, then Enterprise Value shall be determined by an investment banking firm of nationally recognized standing selected by and agreeable to both the Board of Directors and the holders of a majority of the Common Stock, a majority of the Series A Preferred Stock or two-thirds of the Series B Preferred Stock (the "Necessary Holders") and such determination shall be conclusive; PROVIDED, FURTHER that if the Board of Directors and the Necessary Holders cannot agree on an investment banking firm, then each shall select an investment banking firm and these firms shall select an investment banking firm of nationally recognized standing to determine Enterprise Value and the determination of such investment banking firm shall be conclusive.

                  "Net Equity Value" means the Enterprise Value of the Corporation less Debt (as defined).

                  "Debt" means the aggregate amount of all outstanding indebtedness of the Corporation and its consolidated subsidiaries for borrowed money as of the date of such Liquidation Preference Occurrence.

                  "Trigger Amount" means, on the date of an applicable Liquidation Preference Occurrence, that Net Equity Value of the Corporation that, assuming conversion of all of the Convertible Preferred Stock, would upon liquidation of the Corporation on such date return to the holders of Series A Preferred Stock an amount equal to five times the amount originally paid to the Company for such stock in connection with its original issuance or issuances.

                  (c) If, upon any such Liquidation Preference Occurrence,
(i) the assets of the Corporation shall be insufficient to permit the payment in full of the Liquidation Preference per share plus an amount equal to all dividends accrued and unpaid on the Series B Preferred Stock and the full liquidating payments on all Parity Stock, then the assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be ratably distributed among the holders of Series B Preferred Stock and of any Parity Stock in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full and (ii) the assets of the Corporation shall be insufficient to permit the payment in full of the Liquidation Preference per share plus an amount equal to all dividends accrued and unpaid on the Series A Preferred Stock and/or the Additional Per Share Preference if there is an Additional Preference Event and the full liquidating payments on all Parity Stock, then the assets of the Corporation remaining after the distributions to holders

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

of any Senior Stock (including, for this purpose, the Series B Preferred Stock) of the full amounts to which they may be entitled shall be ratably distributed among the holders of Series A Preferred Stock and of any Parity Stock in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full, provided, however, that holders of Series A Preferred Stock shall not be entitled to receive the Additional Per Share Preference and such Additional Per Share Preference shall not be considered in the calculation of the amounts to which they would be entitled to receive.

                  (d) All shares of Convertible Preferred Stock for which payments have been made under this Section 3 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than Convertible Preferred Stock.

                  (e) In the event that a Liquidation Preference Occurrence has not taken place by the eighth anniversary of the issue date of the Series B Preferred Shares (the "Redemption Date"), then the Redemption Date shall be deemed a Liquidation Preference Occurrence with respect to the Series B Preferred Stock only, and each holder of Series B Preferred Stock shall be entitled to receive within ten business days of the Redemption Date an amount in cash equal to the amount payable under Section 3(a)(i) as of such Redemption Date. Upon such payment, such shares of Series B Preferred Stock shall be deemed to have been redeemed and shall no longer be outstanding.

                  4.       CONVERSION RIGHTS.

                  (a) A holder of shares of Convertible Preferred Stock may convert such shares into Common Stock at any time. Convertible Preferred Stock will convert automatically upon consummation of an IPO. The Series A Preferred Stock shall automatically convert upon the conversion of one-third or more of the shares of Series B Preferred Stock issued pursuant to the terms of the Stock Purchase Agreement by and among the Corporation and the parties thereto dated as of December 31, 1998. For the purposes of conversion, each share of Convertible Preferred Stock shall be valued at the applicable Liquidation Preference, which shall be divided by the Conversion Price in effect on the Conversion Date to determine the number of shares issuable upon conversion. Immediately following such conversion, the rights of the holders of converted Convertible Preferred Stock (other than the right to receive accrued and unpaid dividends on such conversion as provided herein) shall cease and the persons entitled to receive the Common Stock upon the conversion of Convertible Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

                  (b) To convert Convertible Preferred Stock, a holder must
(i) surrender the certificate or certificates evidencing the shares of Convertible Preferred Stock to be converted, duly endorsed in a form satisfactory to the Corporation, at the office of the Corporation or transfer agent for the Convertible Preferred Stock, (ii) notify the Corporation at such office that he elects to convert Convertible Preferred Stock, and the number of shares he wishes to convert, and (iii) state in writing the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. In the event that a holder fails to notify the Corporation

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

of the number of shares of Convertible Preferred Stock which he wishes to convert, he shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which the holder satisfies all those requirements is the "Conversion Date." As soon as practical, the Corporation shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion of the shares of Convertible Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date. However, dividends will be paid on any Dividend Payment Date with respect to Convertible Preferred Stock surrendered for conversion after a record date for the payment of a dividend to the registered holder of Convertible Preferred Stock on such record date. If the last day on which Convertible Preferred Stock may be converted is a Legal Holiday in a place where the Corporation or the transfer agent is located, Convertible Preferred Stock may be surrendered for conversion on the next succeeding day that is not a Legal Holiday.

                  (c) The Corporation will not issue a fractional share of Common Stock upon conversion of Convertible Preferred Stock. Instead, the Corporation will deliver its check for the current market value of the fractional share. The current market value of a fraction of a share is determined as follows: Multiply the current market price of a full share by the fraction. Round the result to the nearest cent. The current market price of a share of Common Stock is the Quoted Price of the Common Stock on the last Trading Day prior to the Conversion Date.

                  (d) If a holder converts shares of Convertible Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the holder shall pay any such tax which is due because the shares are issued in a name other than the holder's name.

                  (e) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Convertible Preferred Stock in full. All shares of Common Stock which may be issued upon conversion of Series B Preferred Stock shall be fully paid and nonassessable. The Corporation will endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Convertible Preferred Stock and will endeavor to list such shares on each national securities exchange, or national securities association on which the Common Stock is listed.

                  (f)      If the Corporation:

                           (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

                           (ii) subdivides its outstanding shares of Common Stock into a greater number of shares;

                           (iii) combines its outstanding shares of Common Stock into a smaller number of shares; or

                           (iv) issues by reclassification of its Common Stock any shares of its capital stock;

then the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of Convertible Preferred Stock thereafter converted may receive the number of shares of capital stock of the Corporation which he would have owned immediately following such action if he had converted Convertible Preferred Stock immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of dividend or distribution and immediately after the effective date of a subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If, after an adjustment referred to in clauses (i) through (iv) above, a holder of Convertible Preferred Stock upon conversion of it may receive shares of two or more classes of capital stock of the Corporation, the Corporation shall determine the allocation of the adjusted Conversion Price between the classes of capital stock. After such allocation, the Conversion Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Subsection (f).

                  (g) If the Corporation distributes any rights or warrants to all holders of its Common Stock entitling them for a period expiring within sixty (60) days after the Record Date mentioned below to purchase shares of Common Stock at a price per share less than the greater of the current market price per share on that Record Date or the Conversion Price on such date, the Conversion Price shall be adjusted in accordance with the formula:

                                           (P)
                                        0+ ---
                                            M
                                 C'=C x ------
                                          O+N

where:

                  C'       =        the adjusted Conversion Price.
                  C        =        the then current Conversion Price.
                  O        =        the number of shares of Common Stock
                                    outstanding on the Record Date, calculated on a fully diluted basis but not including in such calculation any shares issuable upon exercise of such rights or warrants.

                  N        =        the number of additional shares of Common
                                    Stock issuable upon exercise of such rights
                                    or warrants.
                  P        =        the aggregate consideration received for
                                    the issuance of such rights or warrants and
                                    receivable upon issuance of the additional
                                    shares of Common Stock issuable upon
                                    exercise of such rights or warrants.
                  M        =        the greater of the then-current Conversion
                                    Price or the then-current market price per share of Common Stock on the Record Date.

The adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective immediately after the Record Date for the determination of stockholders entitled to receive the rights or warrants. If at the end of the period during which such warrants or rights are exercisable, not all warrants or rights shall have been exercised, the Conversion Price shall be immediately readjusted to what it would have been if "N" in the above formula had been the number of shares actually issued.

                  (h)      [intentionally omitted]


                  (i) If the Corporation issues shares of Common Stock for a consideration per share less than the greater of the then-current Conversion Price or the then-current market price per share on the date the Corporation fixes the offering price of such additional shares, the Conversion Price shall be adjusted in accordance with the formula:

                                            P
                                        0+ ---
                                            M
                                 C"=C x ------
                                           A

where:

                  C'       =        the adjusted Conversion Price.
                  C        =        the then-current Conversion Price.
                  O        =        the number of shares outstanding
                                    immediately prior to the issuance of such
                                    additional shares, calculated on a fully
                                    diluted basis (and not including in that
                                    calculation such additional shares).
                  P        =        the aggregate consideration received for
                                    the issuance of such additional shares.
                  M        =        the greater of the then-current Conversion
                                    Price or the then-current market price per
                                    share on the date of issuance of such
                                    additional shares.
                  A        =        the number of shares outstanding
                                    immediately after the issuance of such
                                    additional shares, calculated on a fully diluted basis.

                  The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.
(x) This Subsection 4(i) does not apply to (i) any transaction or issuance described in Subsection 4(g) or 4(h) above or Subsection 4(j) below, (ii) the conversion of Convertible Preferred Stock, or the conversion, exchange or exercise of other securities convertible into or exchangeable or exercisable for Common Stock, (iii) Common Stock issued to the Corporation's employees under the Employee Stock Option Plan (at or above the market price at time of grant), (iv) Common Stock issued to acquire, or in the acquisition of, all or any portion of a business as a going concern, in an arm's-length transaction between the Corporation and an unaffiliated third party, whether such acquisition shall be effected by purchase of assets, exchange of securities, merger, consolidation or otherwise, or (v) Common Stock issued in a bona fide public offering pursuant to a firm commitment underwriting. (y) Notwithstanding the foregoing, the Corporation shall make all necessary adjustments (including successive adjustments if required) to the Conversion Price in accordance with subsection 4(i) to the extent that any anti-dilution adjustments which may be made under the terms of any outstanding securities of the Corporation (other than Convertible Preferred Stock) would, in the absence of clause (x) above, require such adjustments to be made to the Conversion Price.

                  (j) If the Corporation issues any options, warrants or other securities convertible into or exchangeable or exercisable for Common Stock (other than Convertible Preferred Stock or securities issued in transactions described in Subsection 4(g) or 4(h) above) and for a consideration per share of Common Stock initially deliverable upon conversion, exchange or exercise of such securities less than the greater of the then current Conversion Price or the then-current market price per share on the date of issuance of such securities, the Conversion Price shall be adjusted in accordance with the formula:

                                            P
                                        0+ ---
                                            M
                                 C"=C x ------
                                          O+D

where:

                  C'       =        the adjusted Conversion Price.
                  C        =        the then current Conversion Price.
                  O        =        the number of shares of Common Stock
                                    outstanding immediately prior to the
                                    issuance of such securities, calculated on a
                                    fully diluted basis but not including in
                                    such calculation any shares issuable upon
                                    conversion, exchange or exercise of such
                                    securities.
                  P        =        the aggregate consideration received for
                                    the issuance of such options, warrants or
                                    other securities and receivable for the
                                    Common Stock issuable upon conversion,
                                    exchange or exercise of such securities.
                  M        =        the greater of the then-current Conversion
                                    Price or the then-current market price per share of Common Stock on the date of issuance of such options, warrants or other securities.

                  D        =        the maximum number of shares of Common
                                    Stock deliverable upon conversion or in
                                    exchange for or upon exercise of such
                                    options, warrants or other securities at the initial conversion, exchange or exercise rate.

                  The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance. If all of the Common Stock deliverable upon conversion, exchange or exercise of such securities has not been issued when such securities are no longer outstanding, then the Conversion Price shall promptly be readjusted to the Conversion Price which would then be in effect had the adjustment upon the issuance of such securities been made on the basis of the actual number of shares of Common Stock issued upon conversion, exchange or exercise of such securities. (x) This Subsection 4(j) does not apply to (i) the issuance of any such securities to acquire, or in the acquisition of, all or any portion of a business as a going concern, in an arm's-length transaction between the Corporation and an unaffiliated third party, whether such acquisition shall be effected by purchase of assets, exchange of securities, merger, consolidation or otherwise, (ii) the issuance of any such securities in a bona fide public offering pursuant to a firm commitment underwriting, (iii) the issuance of any such securities to the Corporation's employees under the Employee Stock Option Plan (at or above the market price at time of grant) or
(iv) the issuance of any warrants to purchase Common Stock, exercisable at $.43 per share, or shares of Series B Preferred Stock, each pursuant to those certain Note Purchase Agreements dated as of September 8, 1998, December 18, 1998, and December 24, 1998 between the Corporation and the parties thereto, as such agreement, or the warrants issued thereunder, may be modified from time to time. (y) Notwithstanding the foregoing, the Corporation shall make all necessary adjustments (including successive adjustments if required) to the Conversion Price in accordance with subsection 4(j) to the extent that any anti-dilution adjustments which may be made under the terms of any outstanding securities of the Corporation (other than Convertible Preferred Stock) would, in the absence of clause (x) above, require such adjustments to be made to the Conversion Price.

                  (k) In Subsections 4(g), 4(h), 4(i) and 4(j) above, the current market price per share of Common Stock on any date is the average of the Quoted Prices for twenty (20) consecutive Trading Days commencing twenty-five (25) Trading Days before the date in question, PROVIDED, HOWEVER, if the Common Stock is not then registered for trading on any public securities market, the current market price shall be the Quoted Price otherwise determined under this Certificate on such date in question.

                  (l) For purposes of any computation respecting consideration received pursuant to Subsections 4(i) and 4(j) above, the following shall apply:

                                    (i)     in case of the issuance of shares
         of Common Stock for cash, the consideration shall be the net amount of such cash received by the Corporation, after deducting all commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

                                    (ii)    in the case of the issuance of
         shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors of the Corporation (irrespective of the accounting treatment thereof); and

                                    (iii)   in the case of the issuance of
         options, warrants or other securities convertible into or exchangeable or exercisable for shares, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such options, warrants or other securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange or exercise thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this Subsection 4(l)).

                  (m) No adjustment in the Conversion Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                  (n) No adjustment in the Conversion Price need be made under this Section 4 for (i) rights to purchase Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest, (ii) any change in the par value or no par value of the Common Stock, (iii) issuances of securities, even if below the then-current Conversion Price (but at or above the then-current market price), pursuant to the Employee Stock Option Plan as authorized by the Compensation Committee of the Board of Directors; or (iv) issuances of warrants, options, convertible securities or other rights to acquire Common Stock in connection with the Corporation's secured financing activities if the waiver of the anti-dilution provisions hereof that would otherwise apply has been approved by the holders of two-thirds of the outstanding Series A Preferred Stock and two-thirds of the outstanding Series B Preferred Stock. The Corporation shall not, without the approval of 66-2/3% of the outstanding shares of each series of Convertible Preferred Stock, engage or agree to engage in any transaction which, but for this subsection
(n), would result in an adjustment to the Conversion Price below par value of the Common Stock. If an adjustment is made to the Conversion Price upon the establishment of a Record Date for a distribution subject to Subsections 4(g) or 4(h) above and if such distribution is subsequently canceled, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors of the Corporation determines to cancel such distribution, to the Conversion Price which would have been in effect if such Record Date had not been fixed. No adjustment in the Conversion Price applicable to the Series A Preferred Stock need be made under Subsections 4(g) and 4(h) above if the Corporation issues or distributes to each holder of Series A Preferred Stock the shares of Common Stock, evidences of indebtedness, assets, rights, options or warrants referred to in those subsections which each holder would have been entitled to receive had such Series A Preferred Stock been converted into Common Stock prior to the happening of such event or the Record Date with respect thereto.

                  (o) Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to holders of Convertible Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Corporation shall file with the transfer agent, if any, for Convertible Preferred Stock a certificate from the Corporation's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. Subject to Subsection 4(t) below, the certificate shall be conclusive evidence that the adjustment is correct.

                  (p) The Corporation from time to time may reduce the Conversion Price of both series of the Convertible Preferred Stock by any amount on a proportionate basis for any period of time if the period is at least twenty (20) Business Days and if the reduction is irrevocable during the period, but in no event may the Conversion Price be less than the par value of a share of Common Stock. Whenever the Conversion Price is reduced, the Corporation shall mail to all holders of Convertible Preferred Stock a notice of the reduction. The Corporation shall mail, first class, postage prepaid, the notice at least 15 days before the date the reduced Conversion Price takes effect. The notice shall state the reduced conversion price and the period it will be in effect. A reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of Subsections 4(f), 4(g), 4(h), 4(i) and 4(j) above.

                  (q)      If:

                                    (i)     the Corporation takes any action
         which would require an adjustment in the Conversion Price;

                                    (ii)    the Corporation consolidates or
         merges with, or transfers all or substantially all of its assets to, another corporation, and stockholders of the Corporation must approve the transaction; or

                                    (iii)   there is a dissolution or
         liquidation of the Corporation or other Liquidation Preference Event;

a holder of Convertible Preferred Stock may wish to convert such stock into shares of Common Stock prior to the record date for or the effective date of the transaction so that he may receive the rights, warrants, securities or assets which a holder of shares of Common Stock on that date may receive. Therefore, the Corporation shall mail to such holders, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be. The Corporation shall mail the notice at least twenty (20) days before such date. Failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause (i), (ii) or (iii) of this Subsection 4(q).


                  (r) If the Corporation is party to a merger which reclassifies or changes its Common Stock, upon consummation of such transaction the Convertible Preferred Stock shall automatically become convertible into the kind and amount of securities, cash or other assets which the holder of Convertible Preferred Stock would have owned immediately after the consolidation, merger, transfer or lease if such holder had converted Convertible Preferred Stock immediately before the effective date of the transaction, and appropriate adjustment (as determined by the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Convertible Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Convertible Preferred Stock. If this Subsection 4(r) applies, Subsection 4(f)(iv) does not apply.

                  (s) In any case in which this Section 4 shall require that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event (i) the issuance to the holder of any shares of Convertible Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment and (ii) a check for any remaining fractional shares of Common Stock as provided in Subsection 4(c) above.

                  (t) Except as provided in the immediately following sentence, any determination that either or both of the Corporation or its Board of Directors must make pursuant to this Section 4 shall be conclusive. Whenever the Corporation or its Board of Directors shall be required to make a determination under this Section 4, such determination shall be made in good faith and may be challenged in good faith by holders of a majority of the outstanding Series A Preferred Stock (the "Series A Objecting Shares") or one-third of the outstanding Series B Preferred Stock (the "Series B Objecting Shares"), and any dispute shall be resolved, at the Corporation's expense, by an investment banking firm of recognized national standing selected by the Corporation and acceptable to holders of a majority of the Series A Objecting Shares and of two-thirds of the Series B Objecting Shares.

                  (u) All shares of Convertible Preferred Stock converted pursuant to this Section 4 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than Convertible Preferred Stock.

                  (v) The Corporation will not, by amendment of its Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any term of this Certificate, but will at all times and in good faith assist in carrying out all of such terms and in taking all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Convertible Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of either series of Convertible Preferred Stock, (b) will at all times reserve and keep available the maximum number of its authorized shares of Common Stock, free from all preemptive rights therein, which will be sufficient to permit the full conversion of the Convertible Preferred Stock, and (c) will take such action as may be necessary or appropriate in order that all shares of Common Stock as may be issued pursuant to the conversion of the Convertible Preferred Stock will, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof.

                  5.       VOTING RIGHTS.

                  (a) Except as otherwise provided by law or in Section 5(b) below, the holders of record of shares of Convertible Preferred Stock shall be entitled to vote with the Common Stock as a single class as if their shares had been converted to shares of Common Stock, giving the Convertible Preferred Stockholders the same voting rights as the holders of Common Stock.

                  (b) Without the consent of the holders of two-thirds of the outstanding shares of each series of Convertible Preferred Stock voting separately, the Corporation shall not take, and shall not permit any subsidiary to take, the following actions:

                           (1)  fail to continue the Business as its
principal line of business or engage in any business other than the Business;

                           (2)  amend or otherwise alter the Corporation's
Certificate of Incorporation or Bylaws (whether by merger, consolidation or otherwise) in any respect that affects the rights of the Convertible Preferred Stock (including the issuance of a new series of Preferred Stock that is PARI PASSU with the Series B Preferred Stock);

                           (3)  enter into any transaction with any
shareholder, director, officer or affiliate, or any relative of any of the foregoing, other than on terms which are (i) no less favorable to the Corporation than a similar transaction with an unaffiliated third party and
(ii) are approved by the Executive Committee of the Corporation's Board of Directors after full disclosure;

                           (4)  be a party to any merger or consolidation or
sell, lease, exchange or otherwise transfer all or substantially all of its capital stock or assets, or agree to do any of the foregoing except for the merger of a subsidiary with another subsidiary or the Corporation;

                           (5)  enter into any material transaction that is
outside the ordinary course of its business;

                           (6)  effect or commence any voluntary dissolution
or liquidation;

                           (7)  establish any subsidiary other than a wholly
owned subsidiary;

                           (8)  directly or indirectly purchase, redeem or
otherwise acquire for value (other than repurchases of capital stock from employees pursuant to the terms of employment agreements in existence as of the date of this Certificate or pursuant to the Employee Stock

Option Plan) any of its outstanding capital stock other than as required by this Certificate of Incorporation or, directly or indirectly declare or pay any dividend or make any distribution on its capital stock, except for dividends on the Convertible Preferred Stock and dividends by subsidiaries payable to the Corporation or to other subsidiaries;

                           (9)  borrow or agree to borrow, or amend any
existing agreement for the borrowing of any funds, grant a security interest in or lien, mortgage or other encumbrance on any of its assets or give any guaranty of indebtedness or obligations of another, in any case in excess of Five Million Dollars ($5,000,000) or at such time as aggregate indebtedness of the Corporation exceeds Twenty-Five Million Dollars ($25,000,000);

                           (10)  buy all or substantially all of the stock or
assets of any person or any ongoing business or enter any agreement to do any of the foregoing;

                           (11)  grant any options, warrants or other
securities convertible into or exchangeable or exercisable for Common Stock or any other shares of its capital stock to employees, officers, directors or independent contractors of the Corporation or any of its subsidiaries or to any other person; PROVIDED, HOWEVER, that the Corporation may issue options granted pursuant to the Employee Stock Option Plan (the "Permitted Options");

                           (12)  issue or enter into any agreement providing
for the issuance (contingent or otherwise) of any shares of its capital stock or any other securities, other than the Permitted Options or shares of subsidiaries issued to the Corporation or to subsidiaries of the Corporation or securities issuable upon exercise, conversion or exchange of securities outstanding on the date of this Certificate, or which by its terms restricts the right of the Corporation to declare or pay dividends or make distributions of the Liquidation Preference;

                           (13)  make or agree to make aggregate capital
expenditures for property, plant or equipment more than ten percent in excess of the amount set forth in the then-current Budget;

                           (14) enter into or be a party to any lease
providing for annual rental payments more than ten percent in excess of the amount set forth in the then-current Budget; or

                           (15)  reduce the current Conversion Price for any
series of Convertible Preferred Stock pursuant to Section 4(p) of this Certificate.

                  6.       EXCLUSION OF OTHER RIGHTS.

                  Except as may otherwise be required by law, the shares of Convertible Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate (as such Certificate may be amended from time to time). The shares of Convertible Preferred Stock shall have no preemptive or subscription rights hereunder.

                  7.       HEADINGS OF SUBDIVISIONS.

                  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                  8.       SEVERABILITY OF PROVISIONS.

                  If any voting powers, preferences and relative, participating, optional and other special rights of the Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth in this First Restated Certificate (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

                  FIVE: The authorized number of directors of the Corporation shall be eleven (11) until changed by a duly adopted amendment to this First Amended and Restated Certificate of Incorporation.

                  SIX: The Board of Directors of the Corporation is expressly authorized to make, alter or repeal bylaws by the Corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

                  SEVEN: Elections of directors need not by written ballot except and to the extent provided in the bylaws of the Corporation.

                  EIGHT: Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, the Corporation hereby eliminates the personal liability of a director to the Corporation and its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article EIGHT does not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                  NINE: The Corporation shall indemnify and hold harmless any director and may indemnify and hold harmless any officer, employee or agent of the Corporation from and against any and all expenses and liabilities (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and settlement payments) that may be imposed upon or reasonably incurred by the indemnified party in connection with, or as a result of, any proceeding (whether civil, criminal, administrative or investigatory) in which the indemnified party may become involved, as a party or otherwise, by reason of the fact that he or she is or was such a director, officer, employee or agent of the Corporation or any subsidiary or parent of the Corporation, or by reason of the fact that he or she served at the Corporation's request or on behalf of the Corporation as a director, officer, employee, agent, trustee or administrator of any other corporation, partnership, trust, plan (including employee benefit plan) or entity, whether or not he or she continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the fullest extent permitted by the laws of the State of Delaware, as they may be amended from time to time.

                  The right to indemnification conferred in this ARTICLE NINE shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to the Corporation of an undertaking, by or on behalf of such director, to repay all amounts so advanced if it shall ultimately be determined that such director is not entitled to be indemnified under this ARTICLE NINE or otherwise.

                  IN WITNESS WHEREOF, this First Amended and Restated Certificate of Incorporation has been signed under the seal of the Company this 31st day of December, 1998.

                                             USINTERNETWORKING, INC.


                                             By: /s/ William T. Price
                                                ------------------------------
                                             Name:  William T. Price
                                             Title: Vice President &
                                                    General Counsel


[SEAL]